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                                                                  EXHIBIT 11.2

                         LANDSTAR SYSTEM, INC. AND SUBSIDIARY
                       CALCULATION OF DILUTED EARNINGS PER SHARE
                       (In thousands, except per share amounts)
                                       (Unaudited)
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                                                    Thirteen       Thirteen
                                                  Weeks Ending   Weeks Ending
                                                    March 28,       March 29,
                                                      1998           1997
                                                  ------------   ------------

Net income                                        $      4,492   $      3,005
                                                  ============   ============






Average number of common shares
    outstanding                                         11,686         12,726
                                                  ============   ============
  Plus: Incremental shares from
    assumed exercise of stock
    options                                                 60             30
                                                  ------------   ------------
Average number of common shares
    and common share equivalents
    outstanding                                         11,746         12,756
                                                  ============   ============

Diluted earnings per share                        $       0.38   $       0.24
                                                  ============   ============

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